Exhibit 5.1

[LETTERHEAD OF BARITZ & COLMAN LLP]

October 9, 2007

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Tel: (561) 276-2239
Fax: (561) 276-2268

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 19,659,805 shares of common stock, par value $0.001 per share, of Celsius Holdings, Inc. (the “Company”). The Registration Statement relates to the registration of 19,659,805 shares of common stock of the Company (the “Shares”) to be offered for sale from time to time by Fusion Capital Fund II, LLC (“Selling Stockholder”) pursuant to the terms of a common stock purchase agreement (the “Purchase Agreement”), dated June 22, 2007, including 3,168,305 shares previously issued to Selling Stockholder.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and officers of the Company as to certain matters of fact that are material to our opinion.  In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

        This opinion is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares to be issued pursuant to the Purchase Agreement are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable and that the shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

                            Very truly yours,

                            /S/ BARITZ & COLMAN LLP